Exhibit F.1.1
                                             File No. 70-8052








October 17, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Northeast Utilities ("NU")
     The Connecticut Light and Power Company ("CL&P")
     Western Massachusetts Electric Company ("WMECO")
     Holyoke Water Power Company ("HWP")
     Northeast Nuclear Energy Company ("NNECO")
     The Rocky River Realty Company ("RRR")
     Northeast Utilities Services Company ("NUSCO")
     Post-Effective Amendment No. 1 to Application/Declaration
     with Respect to Revolving Credit Facilities in File No. 70-
     8052

Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company, a service company subsidiary of Northeast Utilities, and I am furnishing this opinion in connection with the Post-Effective Amendment No. 1 to the Application/Declaration, as amended, on Form U-1 ("Declaration") of the above-referenced companies with respect to extending and modifying certain revolving credit agreements, all as more fully set forth in the Declaration. Capitalized terms used herein and not otherwise defined are used as defined in the Declaration.

     In connection with this opinion, I have examined the Declaration and the exhibits thereto, and I have examined or caused to be examined such other papers, documents, and records and have made such examination of law and have satisfied myself as to such other matters as I have deemed relevant or necessary for the purpose of this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to originals of all documents submitted to me as copies.

     Based upon the foregoing, and in the event the proposed transactions contemplated by the Declaration are carried out in accordance therewith, I am of the opinion that

     (a) All state laws applicable to the proposed transactions have been complied with;

     (b) NU, WMECO and HWP is each validly organized and duly existing under the laws of the Commonwealth of Massachusetts.

     (c) NUSCO, CL&P, NNECO and RRR is each validly organized and duly existing under the laws of the State of Connecticut.

     (d) The consummation of the proposed transactions will not violate the rights of the holders of any securities issued by the Borrowers or any associate thereof.

     The opinions set forth herein are limited to the laws of the State of Connecticut, the Commonwealth of Massachusetts and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the State of Connecticut or the Commonwealth of Massachusetts, and do not hold myself out as an expert on the laws of these States, although I have made a study of relevant laws of Connecticut and Massachusetts. In expressing opinions about matters governed by the laws of Connecticut and Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of Connecticut and Massachusetts.

     I hereby consent to the use of this opinion in connection with the filing of the Declaration.


                              Very truly yours,
                              /s/Jeffrey C. Miller
                              Assistant General Counsel
                              Northeast Utilities Service Company